Exhibit 99.1

Ultralife Corporation Reports Third Quarter Results

NEWARK, N.Y. – November 8, 2024 -- Ultralife Corporation (NASDAQ: ULBI) reported operating results for the third quarter ended September 30, 2024 as follows:

●	Sales of $35.7 million compared to $39.5 million for the 2023 third quarter, including 1.9% growth in Battery & Energy Products sales and a 58.2% decrease in Communications Systems sales
●	Gross profit of $8.7 million, or 24.3% of revenue, compared to $9.8 million, or 24.8% of revenue, for the 2023 third quarter
●	Operating income of $0.5 million, including legal fees and other costs of $0.3 million directly related to the acquisition of Electrochem Solution, Inc., compared to $2.1 for the 2023 third quarter
●	GAAP EPS of $0.02 compared to $0.08 for the 2023 third quarter
●	Debt reduction of $4.1 million, or 33.4%, to $8.0 million from $12.1 million at the end of the second quarter, and representing a $17.2 million, or 68.2%, reduction over the last two quarters

“Ultralife’s third quarter results were weighed down by the timing of expected larger purchase orders for our Communications Systems segment and by the muted growth for our Battery & Energy Products segment due to some supply chain timing and customers’ requests delaying orders into the fourth quarter and first half of 2025. While we are not satisfied with these results, they do illustrate how fluctuations in order timing and periodic disruptions in our supply chain can impact our business on a short-term basis,” said Mike Manna, President and Chief Executive Officer.  “I am thrilled we completed our acquisition of Electrochem on October 31st. We look forward to implementing our integration playbook to advance our strategy of more fully realizing the operating leverage of our business model through scale and manufacturing cost efficiencies, while creating highly attractive opportunities to further drive revenue growth through heightened cross-selling and extending our reach into underserved adjacent markets.”

Third Quarter 2024 Financial Results

Revenue was $35.7 million compared to revenue of $39.5 million for the third quarter of 2023. Battery & Energy Products sales increased 1.9% to $32.5 million, compared to $31.9 million last year, reflecting increases of 28.9% in government/defense sales and 1.5% in oil & gas market sales, partially offset by a 12.4% decrease in medical battery sales and a 10.9% decline in other industrial market sales. Communications Systems sales decreased 58.2% to $3.2 million compared to $7.6 million for the same period last year, attributable to shipments in the prior year of vehicle-amplifier adaptors to a global defense contractor for the U.S. Army and of integrated systems of amplifiers and radio vehicle mounts to a major international defense contractor. Our total backlog exiting the third quarter was $78.0 million.

Gross profit was $8.7 million, or 24.3% of revenue, compared to $9.8 million, or 24.8% of revenue, for the same quarter a year ago. Battery & Energy Products’ gross margin increased 50 basis points to 24.7%, compared to 24.2% last year, primarily due to higher cost absorption resulting from higher factory volume in our Newark, NY facility, partially offset by inefficiencies caused by delays in the receipt of some raw material components. Communications Systems gross margin was 20.1% compared to 27.0% last year, due to lower production volume and unfavorable product mix.

Operating expenses were $8.2 million, compared to $7.6 million for the 2023 third quarter, reflecting investments in new product development, the addition of sales resources to support future growth, and the recognition of legal and other fees recognized in the period directly relating to the signing of the stock purchase agreement on September 27th to acquire Electrochem Solutions, Inc. Operating expenses were 22.9% of revenue compared to 19.3% of revenue for the year-earlier period.

Operating income was $0.5 million compared to $2.1 million last year. Driven by the 58.2% decline in Communications Systems sales and one-time acquisition costs, operating margin decreased to 1.4% compared to 5.4% last year.

Net income was $0.3 million or $0.02 per diluted share on a GAAP basis, compared to $1.3 million or $0.08 per diluted share for the third quarter of 2023.

Adjusted EBITDA was $1.9 million for the third quarter of 2024, or 5.4% of sales, compared to $3.5 million, or 8.8% of sales, for the year-earlier period.

See the “Non-GAAP Financial Measures” section of this release for a reconciliation of adjusted EPS to EPS and adjusted EBITDA to net income attributable to Ultralife Corporation.

About Ultralife Corporation

Ultralife Corporation serves its markets with products and services ranging from power solutions to communications and electronics systems. Through its engineering and collaborative approach to problem solving, Ultralife serves government/defense and commercial customers across the globe.

Headquartered in Newark, New York, the Company's business segments include Battery & Energy Products and Communications Systems. Ultralife has operations in North America, Europe and Asia. For more information, visit www.ultralifecorporation.com.

Conference Call Information

Ultralife will hold its third quarter earnings conference call today at 8:30 AM ET.

To ensure a fast and reliable connection to our investor conference call, we now require participants dialing in by phone to register using the following link prior to the call: https://register.vevent.com/register/BI08b0baed0c3b4c4c932b669a039e555d. This will eliminate the need to speak with an operator. Once registered, dial-in information will be provided along with a personal identification number. Should you register early and misplace your details, you can simply click back on this same link at any time to register and view this information again. A live webcast of the conference call will be available to investors in the Events & Presentations section of the Company's website at http://investor.ultralifecorporation.com. For those who cannot listen to the live broadcast, a replay of the webcast will be available shortly after the call at the same location.

This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include uncertain global economic conditions, reductions in revenues from key customers, delays or reductions in U.S. and foreign military spending, acceptance of our new products on a global basis, and disruptions or delays in our supply of raw materials and components due to business conditions, global conflicts, weather or other factors not under our control. The Company cautions investors not to place undue reliance on forward-looking statements, which reflect the Company's analysis only as of today's date. The Company undertakes no obligation to publicly update forward-looking statements to reflect subsequent events or circumstances. Further information on these factors and other factors that could affect Ultralife’s financial results is included in Ultralife’s Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.

ULTRALIFE CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in Thousands)

(Unaudited)

ASSETS

	September 30, 2024	December 31, 2023
Current Assets:
Cash	$6,774	$10,278
Trade Accounts Receivable, Net	27,754	31,761
Inventories, Net	43,994	42,215
Prepaid Expenses and Other Current Assets	7,908	5,949
Total Current Assets	86,430	90,203

Property, Plant and Equipment, Net	20,245	21,117
Goodwill	37,792	37,571
Other Intangible Assets, Net	14,487	15,107
Deferred Income Taxes, Net	9,125	10,567
Other Non-Current Assets	4,361	3,711
Total Assets	$172,440	$178,276

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts Payable	$12,681	$11,336
Current Portion of Long-Term Debt	2,000	2,000
Accrued Compensation and Related Benefits	2,631	3,115
Accrued Expenses and Other Current Liabilities	8,892	7,279
Total Current Liabilities	26,204	23,730
Long-Term Debt, Net	5,888	23,624
Deferred Income Taxes	1,626	1,714
Other Non-Current Liabilities	4,093	3,781
Total Liabilities	37,811	52,849

Stockholders' Equity:
Common Stock	2,106	2,078
Capital in Excess of Par Value	191,582	189,160
Accumulated Deficit	(34,636)	(40,754)
Accumulated Other Comprehensive Loss	(3,084)	(3,660)
Treasury Stock	(21,492)	(21,492)
Total Ultralife Equity	134,476	125,332
Non-Controlling Interest	153	95
Total Stockholders’ Equity	134,629	125,427

Total Liabilities and Stockholders' Equity	$172,440	$178,276

ULTRALIFE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In Thousands Except Per Share Amounts)

(Unaudited)

	Three-Month Period Ended		Nine-Month Period Ended
	September 30,	September 30,	September 30,	September 30,
	2024	2023	2024	2023
Revenues:
Battery & Energy Products	$32,529	$31,919	$104,201	$94,250
Communications Systems	3,165	7,569	16,403	19,846
Total Revenues	35,694	39,488	120,604	114,096

Cost of Products Sold:
Battery & Energy Products	24,482	24,191	77,215	72,467
Communications Systems	2,530	5,523	11,674	13,831
Total Cost of Products Sold	27,012	29,714	88,889	86,298

Gross Profit	8,682	9,774	31,715	27,798

Operating Expenses:
Research and Development	2,101	1,869	5,854	5,679
Selling, General and Administrative	6,070	5,770	17,370	16,293
Total Operating Expenses	8,171	7,639	23,224	21,972

Operating Income	511	2.135	8,491	5,826

Other (Expense) Income	(158)	(386)	(685))	178
Income Before Income Taxes	353	1,749	7,806	6,004

Income Tax Provision	74	446	1,630	1,688

Net Income	279	1,303	6,176	4,316

Net Income (Loss) Attributable to Non-Controlling Interest	21	(27)	58	(8)

Net Income Attributable to Ultralife Corporation	$258	$1,330	$6,118	$4,324

Net Income Per Share Attributable to Ultralife Common Shareholders – Basic	$.02	$.08	$.37	$.27

Net Income Per Share Attributable to Ultralife Common Shareholders – Diluted	$.02	$.08	$.37	$.27

Weighted Average Shares Outstanding – Basic	16,625	16,238	16,530	16,172

Weighted Average Shares Outstanding – Diluted	16,874	16,303	16,742	16,174

Non-GAAP Financial Measures

Adjusted EBITDA

In evaluating our business, we consider and use adjusted EBITDA, a non-GAAP financial measure, as a supplemental measure of our operating performance in addition to U.S. Generally Accepted Accounting Principles (“GAAP”) financial measures. We define adjusted EBITDA as net income attributable to Ultralife Corporation before net interest expense, provision (benefit) for income taxes, depreciation and amortization, and stock-based compensation expense, plus/minus expense/income that we do not consider reflective of our ongoing continuing operations. We reconcile adjusted EBITDA to net income attributable to Ultralife Corporation, the most comparable financial measure under GAAP. Neither current nor potential investors in our securities should rely on adjusted EBITDA as a substitute for any GAAP measures and we encourage investors to review the following reconciliation of adjusted EBITDA to net income attributable to Ultralife Corporation.

ULTRALIFE CORPORATION AND SUBSIDIARIES

CALCULATION OF ADJUSTED EBITDA

(Dollars in Thousands)

(Unaudited)

	Three-Month Period Ended		Nine-Month Period Ended
	September 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023

Net Income Attributable to Ultralife Corporation	$258	$1,330	$6,118	$4,324
Adjustments:
Interest Expense, Net	173	586	1,111	1,450
Income Tax Provision	74	446	1,630	1,688
Depreciation Expense	765	760	2,294	2,282
Amortization Expense	229	227	684	663
Stock-Based Compensation Expense	170	131	490	424
Cyber-Insurance Policy Deductible	-	-	-	100
One-Time Acquisition Costs	250	-	250	-
Adjusted EBITDA	$1,919	$3,480	$12,577	$10,931

Adjusted Earnings Per Share

In evaluating our business, we consider and use adjusted EPS, a non-GAAP financial measure, as a supplemental measure of our business performance. We define adjusted EPS as net income attributable to Ultralife Corporation excluding the provision (benefit) for deferred income taxes divided by our weighted average shares outstanding on both a basic and diluted basis. We believe that this information is useful in providing period-to-period comparisons of our results by reflecting the portion of our tax provision that will be predominantly offset by our U.S. net operating loss carryforwards and other tax credits for the foreseeable future. We reconcile adjusted EPS to EPS, the most comparable financial measure under GAAP. Neither current nor potential investors in our securities should rely on adjusted EPS as a substitute for any GAAP measures and we encourage investors to review the following reconciliation of adjusted EPS to EPS and net income attributable to Ultralife Corporation.

ULTRALIFE CORPORATION AND SUBSIDIARIES

CALCULATION OF ADJUSTED EPS

(In Thousands Except Per Share Amounts)

(Unaudited)

	Three-Month Period Ended
	September 30, 2024			September 30, 2023
	Amount	Per Basic Share	Per Diluted Share	Amount	Per Basic Share	Per Diluted Share
Net Income Attributable to Ultralife Corporation	$258	$.02	$.02	$1,330	$.08	$.08
Deferred Tax Provision (Benefit)	(99)	(.01)	(.01)	357	.02	.02
Adjusted Net Income	$159	$.01	$.01	$1,687	$.10	$.10

Weighted Average Shares Outstanding		16,625	16,874		16,238	16,303

	Nine-Month Period Ended
	September 30, 2024			September 30, 2023
	Amount	Per Basic Share	Per Diluted Share	Amount	Per Basic Share	Per Diluted Share
Net Income Attributable to Ultralife Corporation	$6,118	$.37	$.37	$4,324	$.27	$.27
Deferred Tax Provision	1,295	.08	.07	1,245	.07	.07
Adjusted Net Income	7,413	$.45	$.44	$5,569	$.34	$.34

Weighted Average Shares Outstanding		16,530	16,742		16,172	16,174

Company Contact:

Ultralife Corporation

Philip A. Fain

(315) 210-6110

pfain@ulbi.com

Investor Relations Contact:

LHA

Jody Burfening

(212) 838-3777

jburfening@lhai.com